EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

Ashford Hospitality Trust, Inc. and subsidiaries
Dallas, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-118746, No. 333-124105, No. 333-125423, No. 333-204235 and No. 333-211837) and Form S8 (No. 333-164428, No. 333-174448, No. 333-108335, No. 333-132440 and No. 333-20279) of Ashford Hospitality Trust, Inc. and subsidiaries of our reports dated March 16, 2017, relating to the consolidated financial statements and financial statement schedules, and the effectiveness of Ashford Hospitality Trust Inc. and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA LLP
Dallas, Texas
March 16, 2017